Exhibit 10.41




                             JOINT VENTURE AGREEMENT


                                     between


                                  FARR COMPANY


                                       and


                            QUEST TECHNOLOGY SDN. BHD






                           Dated as of April 15, 1997



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                             JOINT VENTURE AGREEMENT

          This JOINT VENTURE AGREEMENT is dated as of April 15,1997 by and between Farr Company, a Delaware corporation ("Farr"), and Quest Technology SDN. BHD, a Malaysian SDN. BED ("Quest").

                                    RECITALS

          A. Farr and Quest desire to pursue jointly the production and sale of air filtration products in Pacific Rim markets with the objective of increasing market share of Farr brand filter products in that region;

          B. Farr and Quest desire to carry out such joint activities through QF FILTERS SDN. BHD, a Malaysian corporation which is being formed to conduct the business operations contemplated by this Joint Venture Agreement ("QF"); and

          C. Farr and Quest wish to memorialize their mutual understanding and agreement to participate as shareholders in QF for the purposes of, and on the terms set out in, this Joint Venture Agreement.

                                    AGREEMENT

          In consideration of the premises and in reliance upon the representations, warranties, covenants and agreements set forth herein, Farr and Quest agree as follows:

Section 1. Formation of QF.

          1.01. Initial Capitalization. As soon as practicable after the execution and delivery of this Joint Venture Agreement and before QF commences business or enters into any agreement or arrangement of whatever kind, Farr and Quest will cause to be taken all necessary steps to ensure that:

          (a) Inception. QF is duly formed and this Joint Venture Agreement is adopted by QF;

          (b) Authorized Capital Stock. The authorized capitalization of QF consists of 1,500,000 shares of capital stock, (the "Stock");

          (c) Shares Purchased by Farr. 250,000 shares of Stock are issued to Farr in consideration for the payment by Farr to QF of RM 250,000 in available funds, and Farr shall have agreed to purchase an additional 500,000 shares of Stock for RM 1.00 per share concurrently with the dates of purchase of an equal number of shares by Quest;

          (d) Shares Purchased by Quest. 250,000 shares of Stock are issued to Quest in consideration for the payment by Quest to QF of RM 250,000 in available funds, and Quest shall have agreed to purchase an additional 500,000 shares of Stock for RM 1.00 per share concurrently with the dates of purchase of an equal number of shares by Farr.


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          1.02. Loans. On a date or dates mutually agreed upon by the parties hereto, but in any event not later than August 1, 1997, Farr and Quest each agrees to make non-interest bearing loans to QF in the aggregate amount of RM 500,000 by each party. The loans shall be repaid in full prior to any distribution of dividends on the Stock.

          1.03. Transfer of Technology. As soon as practicable after the formation and initial capitalization of QF, but in any event not later than August 1, 1997, Farr agrees to enter into a license agreement with QF whereby Farr transfers, licenses and makes available to QF the right to use the brand name "Farr" and related intellectual property, patents and proprietary technology and practices involved in the design, development and production of air filtration products and filter media systems and components for the applicable licensed product lines described in Section 1.04 below.

          1.04 Product Lines. The product lines to be produced by QF for sale pursuant to this Joint Venture Agreement shall be the following:

          (a) ASHRAE filters and hardware

          (b) HEPA filters and hardware

          (c) Cleanroom products (excluding ceiling grid)

          (d) Gas and vapors absorbers

          1.05. Payment for Technical, Manufacturing, Production Services and Support. In consideration of the regular and ongoing services in product research and development, testing, evaluation and reporting; product engineering service; manufacturing engineering service; equipment, machinery and tooling design, procurement and testing; parts and materials specifications, testing and reporting; quality control procedures, maintenance and surveillance; production control system design, maintenance and surveillance; and financial system design maintenance and surveillance to be provided to QF, Farr shall be compensated by QF in an amount to be determined by Farr and billed to QF quarterly. Such amounts billed to QF by Farr during the first 24 months of operation shall not exceed 7.5% of total net sales adjusted from time to time to reflect return of excess profits to both Quest and Farr under the provision of Section 3.04, if any and thereafter in accordance with the following schedule:

         Fiscal Year Sales RM x Million           Rate %
         First 2.5                                7.5
         Next 2.57                                7
         Next 2.56                                6
         Thereafter                               5

          1.06. Timing for Technical Service and Support Payments. QF shall make the payments contemplated by Section 1.05 above in full to Farr no later than 15 days after receipt of invoices.

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Section 2. Corporate Governance.

          2.01. QF's Board of Directors.

          (a) Number of Directors. During the term of this Joint Venture Agreement, QF shall be governed by a Board of Directors (the "Board") consisting of three members.

          (b) Board Representation. Farr and Quest shall take such action as may be necessary to cause the nomination, election and continuance as the members of the Board one person designated by Farr and one person designated by Quest. The third director shall be selected by the Farr and Quest director-designees by a process of alternately striking all but one name from a slate of candidates submitted for consideration by a mutually agreed upon third party such as a bank, accounting firm or law firm.

          (c) Initial Board of Directors. The initial Board shall consist of the following members:

                                  Peng Yew Wong
                                  H. Jack Meany


          (d) Compensation. The directors designated by Farr and by Quest shall not be compensated for their service as directors, except that travel expenses to and from the plant location shall be reimbursed. The third director selected pursuant to the process outlined above shall be compensated at prevailing market rates for such service.

          (e) Term of Office. Each of the Board members shall be elected for a term of one year and shall hold office until the next annual meeting of shareholders of QF or until his respective successor is otherwise duly elected as provided under this Joint Venture Agreement.

          (f) Vacancies. At any time a vacancy is created on the Board by the death, removal or resignation of any one of the directors, a replacement shall be selected in the same manner the departing director was selected through
Section 2.0l(b) above. Any director may be removed for cause by a vote of a majority of the remaining directors. Any director may be removed for any reason by the party who has designated such director.

          2.02. Management.

          (a) Plant Manager. Plant operations conducted by the Joint Venture shall be managed initially by an individual selected by the Board of Directors of QF with competency and expertise as a plant superintendent/mechanic, plant manager and general manager in that order of importance. The individual so selected (the "Plant Manager") will report directly to QF's Board of Directors, and the Board of Directors of QF shall review and approve the total compensation of the Plant Manager no less than once each year.

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          (b) Quest's Primary Responsibilities. Quest shall bear primary responsibility for (i) providing direction and oversight of the Plant Manager,
(ii) reviewing of financial performance and (iii) providing periodic reports to the Board of Directors on these areas of responsibility.

          (c) Farr's Primary Responsibilities. Farr shall bear primary responsibility for (i) developing a material and production system and a financial reporting system which will be followed by QF without exception, (ii) periodically reviewing the financial performance and operations of QF, product quality, plant efficiency and capacity utilization and (iii) providing periodic reports to the Board of Directors on these areas of responsibility.

          2.03. Operations Budget. As soon as practicable after the execution and delivery of this Joint Venture Agreement and not less than 30 days prior to the commencement of each fiscal year thereafter, Farr and Quest shall together prepare a business plan reflecting the estimated receipts and expenditures (operating and capital) of QF for each such fiscal year (an "Operations Budget"). Such Operations Budget shall be updated and modified from time to time as agreed by both Farr and Quest.

          2.04. Books and Records. QF will keep and maintain complete and accurate books and records in accordance with generally accepted accounting principles and on such other basis as may be required by law. QF shall provide Farr and Quest (i) within 90 days after the end of each fiscal year of QF, audited statements of income for such preceding fiscal year and balance sheets as at the end of such fiscal year, (ii) within 30 days after each calendar quarter of QF, unaudited statements of income for such preceding calendar quarter and balance sheets as at the end of such quarter, and (iii) from time to time, such other information as Farr or Quest may reasonably request. QF shall afford Farr and Quest and their respective agents or representatives access, at all reasonable times, upon reasonable prior notice, to inspect the books, records and operations of QF and to discuss with management of QF the business and affairs of QF.

          2.05. Supermajority Stockholder Vote. In addition to obtaining the authorization and approval of QF's Board of Directors to undertake certain corporate actions and transactions, the affirmative vote and approval of both Farr and Quest in their capacity as the stockholders which own 100% of the issued and outstanding capital stock of QF shall be required for the following:

               (i)    amendment of the charter documents of QF;
               (ii)   increase or decrease in the number of QF directors;
               (iii) any merger, consolidation, sale of all or substantially all of the assets or liquidation of QF;
               (iv)   dissolution of QF;
               (v) issuance of any capital stock of QF or any warrants, convertible securities or other rights to acquire shares of capital stock of QF;
               (vi) granting of any dividends or other distributions to shareholders of QF;

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               (vii)  encumbering any of the assets of QF;

               (viii) a change in QF's Operations Budget as contemplated by
          Section 2.03 above;

               (ix) any significant transaction directly or indirectly with or for the benefit of either of the parties to this Joint Venture Agreement; provided that QF may enter into transactions with either of the parties providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to QF as the monetary or business consideration which QF would obtain in a comparable arm's length transaction with a person not a party to this Joint Venture Agreement; and

               (x)    any change in the signatories to QF bank accounts.



Section 3. Factory Start-Up and Operations.

          3.01. Selection of Plant Location. A plant location shall be selected as soon as practicable following execution of this Joint Venture Agreement. Upon receipt of funds from the sale of Stock contemplated by Sections 1.01(c) and 1.01(d) of this Joint Venture Agreement, Farr and Quest shall immediately undertake all necessary steps to adapt the plant for production of the products contemplated by this Joint Venture Agreement.

          3.02 Equipment and Machinery. Not later than 10 days after the receipt of funds under Sections 1.01(c) and 1.01(d) above, Farr shall commence work on production of all of the necessary equipment, machinery and tooling (the "Equipment") which are necessary for the production of Farr products. Sales of the Equipment by Farr to QF shall be made at Farr's book or replacement cost plus applicable overhead so that no profit inures to Farr as a result of sale of the Equipment. Farr will invoice QF monthly for progress payments for the Equipment, and QF will pay Farr not later than 15 days after receipt of invoices. Other assets required for operation of the plant which are not furnished by Farr will be acquired in arm's length transactions from third party suppliers.

          3.03. Parts and Materials. All parts and materials purchased by QF shall satisfy all criteria and specifications of Farr's Engineering and Quality Control Departments. Pleated filter media with wire backing and pleated filter frames will be purchased from Farr, and other parts and materials will be purchased from the most viable sources which satisfy Farr criteria.

          3.04. Pricing Policy. The plant shall be operated in an efficient manner so as to produce high quality products at the lowest possible prices to its two customers, Quest and Farr. The prices will be established at a level that will provide enough profit for approximately a 10% return to QF before interest costs, if any, on sales at forecasted 1997 sales volume. Prices will be adjusted annually to reflect a 10% profit on forecasted sales at manufacturing efficiency levels at

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least equal to Farr's U.S. plants. However any profit in excess of 20% of average assets, less cash, will be returned pro rata to Farr and Quest.

          3.05 Charges and Reimbursements. Neither Farr nor Quest shall be entitled to any fees, commissions or other remuneration or consideration with respect to any purchase, acquisition, service, contract or consultancy for which QF may contract with other parties. There shall be no charges for employee time provided to QF by either Farr or Quest except as agreed to in advance by both parties. Reasonable travel and living expenses, at out of pocket costs, will be reimbursed to Farr by QF for those Farr employees who travel to QF for the purpose of assisting or training in the set up and operations of the factory. Farr will be reimbursed, at cost only, for all charges and expenses for non-employee contract labor provided to QF. There shall be no charges by Farr to QF for time, travel or expenses of Farr employees' work in the U.S. in connection with purchase of equipment, coordination, and training of QF personnel in the U.S. There shall be no charges by Farr to QF for license fees, use of intellectual property, patents or proprietary technology, and there shall be no charges to QF by either Farr or Quest for management fees. In the event of any governmental levy of withholding tax on monies paid by QF to Farr under this Joint Venture Agreement, then such payments shall be made to Farr in the net amount after withholding.

          3.06. Working Capital. QF will be adequately financed such that it can meet its obligations in a timely manner. It will take into stock only those materials, parts and supplies necessary to sustain production of finished filters. It will not at any time purchase, own, take on consignment or sell any other finished products or parts of materials.

Section 4. Sales and Marketing.

          4.01. Initial Marketing Objective. Projected sales results for the first year of operations of the Joint Venture is estimated at $1 million, it being understood and agreed that the estimated sales levels are not intended to be binding on the parties.

          4.02. Market Area Exclusions. Farr agrees not to sell licensed Farr brand products in Malaysia but may sell all Farr brand products in any country other than Malaysia. Quest agrees not to sell any Farr brand products in any country other than Malaysia but may sell other than Farr brand products in Malaysia or in any other country.

          4.03. Other Marketing Activities. Nothing contained in this Joint Venture Agreement shall either (i) preclude Quest from purchasing and reselling other than Farr brand products in Malaysia or in any other country, or (ii) preclude Farr from manufacturing or selling Farr brand products in any country other than Malaysia or non-Farr brand products in any country whatsoever including Malaysia.

          4.04. Sales by QF. QF will not sell products to any customer other than Farr or Quest. Farr and Quest shall pay QF for their respective purchases of product no later than 15 days after shipment to them by QF. QF will pay for all purchases from Farr no later than 15 days after shipment by Farr.

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Section 5. Term of Joint Venture Agreement.

          5.01 Initial Term. The initial term of these joint venture arrangements between Farr and Quest shall be a period of ten years, provided, however, that the term may be extended or shortened by mutual agreement of the parties.

          5.02. Early Termination for Change of Control. Notwithstanding the provisions of Section 5.01 above, in the event that one of the parties to this Joint Venture Agreement has a change of control in its ownership, the other party may elect to terminate this Joint Venture Agreement. The Party which has not had a change in control shall, for a period of sixty days after learning of the change in control in the other party, have the right to submit to the other party an offer to either purchase or sell a 50% 6wnership interest in QF for a specified price. The party receiving the offer or purchase or sale shall thereupon have a period of thirty days to notify the other whether it will be a buyer or seller for the specified price, and the closing of the purchase and sale shall be effected five business days following the expiration of the thirty day notice period or on such other date as is mutually agreed between Farr and Quest.

          5.03. Early Termination for Cause. In the event that either of the parties materially breaches the terms of this Joint Venture Agreement, the other party shall have the right to terminate the Joint Venture Agreement and cause the operations of QF to be liquidated and wound up not later than ninety days after a notice of termination is given by the non-defaulting party. In the event of termination under this Section 5.03, Farr shall have the right, but not the obligation, to purchase all of the equipment and machinery of QF for a purchase price which is the greater of book value or 25% of original cost.

          5.04. Early Termination for Non-Performance. In the event that the operations of QF result in an operating deficit during two of any three consecutive fiscal years after the first full year of operations, either party shall have the right to terminate this Joint Venture Agreement and cause the operations of QF to be liquidated and wound up. An election to liquidate under this Section 5.04 must be made within a thirty day period following receipt of QF financial statements for the fiscal year last ended, and the operations of QF shall thereupon be liquidated and wound up not later than ninety days after a notice of termination under this Section 5.04. Farr shall have the right, but not the obligation, to purchase all of the equipment and machinery of QF for a purchase price which is the greater of book value or 25% of original cost.

Section 6. Representations and Warranties.

          Farr and Quest each hereby represents and warrants to the other that
(a) it is a corporation duly organized and validly existing under the laws of its jurisdiction of organization; (b) it is qualified to conduct business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to qualify would have a material adverse effect on its business, financial condition or operations; (c) it has full corporate power and authority to enter into this Joint Venture Agreement;
(d) the execution, delivery and performance of this Agreement have been fully authorized by all necessary corporate action; (e) this Joint Venture Agreement constitutes a legal, valid and binding obligation, enforceable in accordance with its terms (except to the extent enforcement may be limited by applicable bankruptcy,

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insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity); (f) this Joint Venture Agreement does not violate, conflict with or constitute a default under its by-laws or other charter document, or any indenture, mortgage, deed of trust or other material contractual covenant or any restriction to which it is a party or by which it or its assets are bound, nor does it violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination, or award presently in effect having applicability to it; and (g) there are no actions, suits, or proceedings pending or, to its knowledge, threatened in any court or by or before any government authority or any arbitrator, in which there is a reasonable possibility of an adverse decision that could reasonably be expected to materially and adversely affect its business, operations, properties, assets, or condition (financial or otherwise) or its ability to perform its obligations under this Joint Venture Agreement.

Section 7. Survival and Indemnification.

          The representations and warranties and commitments of Farr and Quest made in this Joint Venture Agreement shall survive the execution and delivery of this Joint Venture Agreement and the consummation of the transactions contemplated herein, and shall continue in effect thereafter. Farr and Quest each agrees to indemnify and hold harmless the other from and against any losses, damages or expenses that are caused by or arise out of any breach of warranty or commitment or inaccurate or erroneous representation made by it.

Section 8. Transfers of Stock.

          Farr and Quest each agree not to sell, assign, pledge, encumber or otherwise transfer any shares of Stock to any person, regardless of the method of transfer. Any attempt to transfer or encumber shares of Stock without first obtaining the written consent of the other party to this Joint Venture Agreement shall be null and void, and QF shall not give any effect to such attempted transfer or encumbrance in its books and records.

Section 9. Sale and Purchase of a Joint Venture Interest

          If either Farr or Quest desires to sell and dispose of all its Stock to a third patty, then Farr or Quest (as the case may be, referred to herein as the "Proposed Seller") shall notify the other party to this Joint Venture Agreement in writing of its determination to sell and the price for which it proposes to sell its Stock. The patty receiving notice of disposition shall thereupon have a period of thirty days to advise the Proposed Seller of whether it elects to either (i) purchase the Stock of the Proposed Seller at the stated price or (ii) sell the Stock owned by it at the stated price to either the Proposed Seller or to a willing third party purchaser identified by the Proposed Seller. The closing of the purchase and sale of Stock shall be effected five business days following the expiration of the thirty day notice period, or on such other date as is mutually agreed between Farr and Quest.

Section 10. Miscellaneous Provisions.

          10.01. Publicity. Press releases and other announcements to be made by or about the Joint Venture shall be approved by both Farr and Quest prior to release.

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          10.02. Entire Agreement. This Joint Venture Agreement contains the entire agreement between Farr and Quest with respect to the transactions contemplated herein, and it supersedes all prior written agreements and negotiations and oral understandings between the parties.

          10.03. Amendment. This Joint Venture Agreement may not be amended, supplemented or discharged except by an instrument in writing signed by both Farr and Quest.

          10.04. Counterparts. This Joint Venture Agreement is being executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.05. Notices. All notices, statements, instructions or other documents required to be given hereunder, shall be in writing and shall be given either (i) by mailing the notice in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested or (ii) by confirmed telecopy addressed to the principal office of the party to which it is sent. All notices, statements, instructions and other documents hereunder that are mailed shall be deemed to have been given five days after deposited in the mail system or the respective appropriate country or on the receipt confirmation date of the telecopy, as the case may be. Either party may change the address to which notices, statements, instructions or other documents are to be sent to it by giving notice of such changes in the manner prescribed in this Section 10.05.

          10.06. Injunctive Relief. It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Joint Venture Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

         10.07. Governing Law. This Joint Venture Agreement shall be governed by and construed in accordance with the laws of Malaysia without regard to principles of conflicts of law.

          10.08. Arbitration. Any controversy or claim arising out of or relating to this Joint Venture Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then prevailing of the International Chamber of Commerce. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any proceeding hereunder shall be held in English at a place designated by the arbitrator, and the arbitrator, in rendering his decision as to any law claims, shall apply the laws of the state and country which the arbitrator deems appropriate under the circumstances. The arbitrator shall assess all expenses of arbitration, including arbitration fees, costs, and reasonable attorneys' fees, in favor of or against the parties in such proportions as the arbitrator shall determine.

          10.09. Headings. Section headings are inserted herein for convenience only and do not form a part of this Joint Venture Agreement.

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          10.10. Non-Assignability. Neither party shall be entitled to assign this Joint Venture Agreement or its rights or obligations hereunder without the express written consent of the other party.

          IN WITNESS WHEREOF, the undersigned parties hereto have caused this Joint Venture Agreement to be duly executed as of the date first written above.



FARR COMPANY,
a Delaware corporation

         By:  /s/ H. J. Meany
              Name:  H. J. Meany
              Title:  Chairman and CEO



QUEST TECHNOLOGY SDN. BHD,
A Malaysian SDN. BHD.

         By:   /s/ P.Y. Wong
               Name:  P. Y. Wong
               Title:  Director

















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